EXHIBIT 99.1

July 27, 2005 -- NEWS RELEASE

First Security Bancorp, Inc. announced today that it has engaged Professional Bank Services, Inc. as its financial adviser. Professional Bank Services will assist First Security’s board of directors in strategic planning and the board’s assessment of strategic opportunities available to the organization.

Julian Beard, Chairman of the First Security board, explained the board’s action: “Since we established First Security Bank of Lexington in 1997, our goal has been consistent — to maximize shareholder value and to serve the Lexington banking community. With its years of experience in advising community banks in Kentucky, we believe Professional Bank Services will be a great resource to the board as it evaluates strategic alternatives and charts First Security’s course going forward.”

Mr. Beard cautioned that investors should not infer from this announcement that the board of directors of First Security will conclude that a sale of First Security is appropriate at the present time.